Exhibit 3.1

TENTH AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF IRONWOOD PHARMACEUTICALS, INC.

Pursuant to Sections 242 and 245 of the

General Corporation Law of the State of Delaware

The undersigned, for the purpose of amending and restating the Ninth Amended and Restated Certificate of Incorporation of Ironwood Pharmaceuticals, Inc., as amended and supplemented heretofore under the laws of the State of Delaware, hereby certifies as follows:

ONE:              The original name of this corporation was Microbia, Inc. and the date of filing of the original Certificate of Incorporation of this corporation with the Secretary of State of the State of Delaware is January 5, 1998.  The Amended and Restated Certificate of Incorporation of this corporation was filed with the Secretary of State of the State of Delaware on December 23, 1998.  The Second Amended and Restated Certificate of Incorporation of this corporation was filed with the Secretary of State of the State of Delaware on February 24, 1999. The Third Amended and Restated Certificate of Incorporation of this corporation was filed with the Secretary of State of the State of Delaware on August 7, 2000.  The Fourth Amended and Restated Certificate of Incorporation of this corporation was filed with the Secretary of State of the State of Delaware on March 28, 2002.  The Fifth Amended and Restated Certificate of Incorporation of this corporation was filed with the Secretary of State of the State of Delaware on April 22, 2004.   A Certificate of Amendment to the Fifth Amended and Restated Certificate of Incorporation of this corporation was filed with the Secretary of State of the State of Delaware on May 20, 2004.  A Certificate of Amendment to the Fifth Amended and Restated Certificate of Incorporation of this corporation was filed with the Secretary of State of the State of Delaware on September 27, 2005.  The Sixth Amended and Restated Certificate of Incorporation of this corporation was filed with the Secretary of State of the State of Delaware on February 21, 2006.  The Seventh Amended and Restated Certificate of Incorporation of this corporation was filed with the Secretary of State of the State of Delaware on February 1, 2007.  A Certificate of Amendment to the Seventh Amended and Restated Certificate of Incorporation of this corporation was filed with the Secretary of State of the State of Delaware on January 29, 2008.  A Certificate of Amendment to the Seventh Amended and Restated Certificate of Incorporation of this corporation changing the name of this corporation from Microbia, Inc. to Ironwood Pharmaceuticals, Inc. was filed with the Secretary of State of the State of Delaware on April 7, 2008.  The Eighth Amended and Restated Certificate of Incorporation of this corporation was filed with the Secretary of State of the State of Delaware on September 12, 2008.  The Ninth Amended and Restated Certificate of Incorporation of this corporation was filed with the Secretary of State of the State of Delaware on October 8, 2008.

TWO:            Pursuant to a unanimous written consent of the Board of Directors of this corporation, a resolution was duly adopted pursuant to Sections 141, 242 and 245 of the General Corporation Law of the State of Delaware, approving this Tenth Amended and Restated Certificate of Incorporation and declaring said Tenth Amended and Restated Certificate of Incorporation to be advisable.  The stockholders of this corporation duly approved said proposed Tenth Amended and Restated Certificate of Incorporation by written consent in accordance with Sections 228, 242 and 245 of the General Corporation Law of the State of Delaware.

THREE:         The Certificate of Incorporation of this corporation, as previously amended, is hereby amended and restated to read in its entirety as follows:

ARTICLE I

The name of the corporation is IRONWOOD PHARMACEUTICALS, INC. (the “Corporation”).

ARTICLE II

The address of the registered office of the Corporation in the State of Delaware is 1209 Orange Street in the City of Wilmington, County of New Castle, Delaware, 19801 and the name of the Corporation’s registered agent at said address is The Corporation Trust Company.

ARTICLE III

The purpose of the Corporation is to engage in any lawful act or activity for which a corporation may be organized under the General Corporation Law of the State of Delaware.

ARTICLE IV

A.                          GENERAL

1.                             This Corporation is authorized to issue two classes of stock to be designated, respectively, “Common Stock” and “Preferred Stock.”  The total number of shares which the Corporation is authorized to issue is two hundred seventy-two million three thousand six hundred twenty-six (272,003,626) shares, one-hundred ninety-seven million sixty-one thousand four hundred (197,061,400) shares of which shall be Common Stock (the “Common Stock”) and seventy-four million nine hundred forty-two thousand two hundred twenty-six (74,942,226) shares of which shall be Preferred Stock (the “Preferred Stock”).  The Preferred Stock shall have a par value of one-tenth of one cent ($0.001) per share and the Common Stock shall have a par value of one-tenth of one cent ($0.001) per share.

2.                             As used in this Certificate of Incorporation, “Effective Time” shall mean the time at which this Corporation first has securities registered under the Securities Exchange Act of 1934, as amended.

B.                          COMMON STOCK.  A statement of the designations of each series of Common Stock and the powers, preferences and rights and qualifications, limitations or restrictions thereof is as follows:

1.                             Authorized Shares.  The Corporation is authorized to issue ninety-eight million five hundred thirty thousand seven hundred (98,530,700) shares of Series A Common Stock (“Series A Common Stock”) and ninety-eight million five hundred thirty thousand seven hundred (98,530,700) shares of Series B Common Stock (“Series B Common Stock”).  The number of authorized shares of Series A Common Stock or authorized shares of Common Stock may be increased or decreased (but not below the number of shares thereof then outstanding or reserved for issuance) by the affirmative vote of the holders of a majority of the stock of the Corporation entitled to vote, irrespective of the provisions of Section 242(b) of the General Corporation Law of Delaware.

2.                             Voting Rights.

(a)                                  Except as otherwise provided herein or by applicable law, the holders of shares of Series A Common Stock and Series B Common Stock shall vote together as a single class on matters submitted to a vote of the holders of Common Stock.

(b)                                  Each holder of shares of Series A Common Stock shall be entitled to one vote for each share of Series A Common Stock held as of the applicable date on any matter that is submitted to a vote of the holders of Common Stock or the holders of shares of Series A Common Stock.

(c)                                  Prior to the Effective Time, each holder of shares of Series B Common Stock shall be entitled to one vote for each share of Series B Common Stock held as of the applicable date on any matter that is submitted to a vote of the holders of Common Stock.  After the Effective Time, each holder of shares of Series B Common Stock shall be entitled to (i) except as provided in the immediately following clause (ii), one vote for each share of Series B Common Stock held, as of the applicable date, on a matter that is submitted to a vote of the holders of shares of Common Stock or the holders of shares of Series B Common Stock, and (ii) subject to the final sentence of this Article IV, Section B(2)(c), ten votes for each share of Series B Common Stock held, as of the applicable date, on a matter that is submitted to a vote of the holders of shares of Common Stock: (A) at any time, if the matter is adoption of an agreement of merger or consolidation; adoption of a resolution with respect to a sale, lease, or exchange of all or substantially all of the Corporation’s property and assets; or dissolution or liquidation of the Corporation; or (B) on any and every matter, if on the applicable meeting or consent date, (1) any individual, entity or group (as such term is used in Regulation 13D under the Securities Exchange Act of 1934, as amended, or a successor regulation) has beneficial ownership of 30% or more of the number of outstanding shares of Common Stock or (2) a public announcement has been made that any individual, entity or group (as such term is used in Regulation 13D under the Securities Exchange Act of 1934, as amended, or a successor regulation) intends to obtain beneficial ownership of 30% or more of the number of outstanding shares of Common Stock, and no subsequent public announcement has been made indicating that such individual, entity or group no longer intends to obtain beneficial ownership of 30% or more of the number of outstanding shares of Common Stock.  For purposes of this subsection (c), “public announcement” shall mean disclosure in a press release or in a document publicly filed with the U.S. Securities and Exchange Commission.  Notwithstanding the foregoing, shares of Series B Common Stock issued upon conversion of Series I Preferred (as defined in Article IV, Section C(1)) shall be entitled to no votes (although such shares of Series B Common Stock shall be treated as issued and outstanding for purposes of the vote on such matter) if (i) the matter submitted to a vote of the holders of shares of Common Stock is adoption of an agreement of merger or consolidation or adoption of a resolution with respect to a sale, lease, or exchange of all or substantially all of the Corporation’s property and assets and (ii) a holder of shares of Series B Common Stock issued upon conversion of Series I Preferred is a party to such agreement of merger or consolidation or a party to the sale, lease or exchange of the Corporation’s property and assets.

(d)                                  After the Effective Time, the approval of holders of a majority of the shares of Series B Common Stock then outstanding shall be required for effecting or validating the following actions:

(i)                                    the issuance of additional shares of Series B Common Stock, except (A) through a dividend paid in the form of Common Stock, or pursuant to exercise of rights to acquire Common Stock that were distributed through a dividend, to holders of shares of Common Stock as contemplated by Article IV, Section B(3), (B) through a subdivision of outstanding shares as contemplated by Article IV, Section B(5), (C) shares of Series B Common Stock issued pursuant to the exercise of options, warrants or convertible securities outstanding immediately prior to the Effective Time, (D) shares of Series B Common Stock issued pursuant to the Master Collaboration Agreement, dated as of September 12, 2007, by and among the

Corporation and Forest Laboratories, Inc. or (E) shares of Series B Common Stock issued pursuant to the License Agreement, dated as of April 30, 2009, by and between the Corporation and Almirall, S.A.; or

(ii)                                any amendment, alteration, or repeal of any provision of this Certificate of Incorporation (other than any filing of a Certificate of Designation pursuant to Article IV, Section C(3)(b)), either directly by amendment or by merger, consolidation or otherwise.

3.                             Dividends.  Subject to the preferences applicable to any series of Preferred Stock outstanding at the time, the holders of shares of Series A Common Stock and the holders of shares of Series B Common Stock shall be entitled to share equally, on a per share basis, in such dividends and other distributions of cash, property or shares of stock of the Corporation as may be declared by the Board of Directors from time to time with respect to the Common Stock out of assets or funds of the Corporation legally available therefor; provided, however, that in the event that such dividend is paid in the form of Common Stock or rights to acquire Common Stock, the holders of shares of Series A Common Stock shall receive Series A Common Stock or rights to acquire Series A Common Stock, as the case may be, and the holders of shares of Series B Common Stock shall receive Series B Common Stock or rights to acquire Series B Common Stock, as the case may be.

4.                             Liquidation.  Subject to the preferences applicable to any series of Preferred Stock outstanding at the time, in the event of the voluntary or involuntary liquidation, dissolution, distribution of assets or winding up of the Corporation, the holders of shares of Series A Common Stock and the holders of shares of Series B Common Stock shall be entitled to share equally, on a per share basis, in all assets of the Corporation of whatever kind available for distribution to the holders of Common Stock.

5.                             Subdivision or Combinations.  If the Corporation in any manner subdivides or combines the outstanding shares of one series of Common Stock, the outstanding shares of the other series of Common Stock will be subdivided or combined in the same manner.

6.                             Equal Status.  Except as expressly provided in this Article IV, Series A Common Stock and Series B Common Stock shall have the same rights and privileges and shall rank equally, share ratably and be identical in all respects as to all matters, including as to receipt of consideration in a merger or consolidation, other than a merger or consolidation (a) effected to reincorporate outside of Delaware or (b) with or into a wholly-owned subsidiary of the Corporation.

7.                             Conversion.

(a)                                  Definitions.  As used in this Article IV, Section B(7), the following terms shall have the following meanings:

(i)                                    “Series B Stockholder” shall mean (A) each registered holder of shares of Series B Common Stock as of the Effective Time and (B) each initial registered holder of any shares of Series B Common Stock that are originally issued by the Corporation after the Effective Time.

(ii)                                “Permitted Transferee” shall mean, with respect to a Series B Stockholder, (A) any trust or other legal entity with respect to which the Series B Stockholder has sole Voting Control over the shares of Series B Common Stock in such trust or legal entity, (B) the Series B Stockholder’s family members or a trust or other legal entity for the benefit of the Series B Stockholder’s family members, (C) any person directly or indirectly controlling, controlled by or under common control with the Series B Stockholder, or (D) if the Series B Stockholder is a partnership, any general partner of such Series B Stockholder who at the time of the Transfer is a director of the Company.

(iii)                            “Transfer” of a share of Series B Common Stock shall mean any sale, assignment, transfer, conveyance, hypothecation or other transfer or disposition of such share or any legal or beneficial interest in such share, whether or not for value and whether voluntary or involuntary or by operation of law.  A “Transfer” shall be deemed to occur with respect to shares of Series B Common Stock held by a trust or other legal entity when a Series B Stockholder ceases to have sole Voting Control with respect to the shares, including as the result of the death of a Series B Stockholder.  A “Transfer” shall also include, without limitation, a transfer of a share of Series B Common Stock into the name of a broker or other nominee (regardless of whether there is a corresponding change in beneficial ownership), or the transfer of, or entering into a binding agreement with respect to, Voting Control over a share of Series B Common Stock by proxy or otherwise; provided, however, that the following shall not be considered a “Transfer” within the meaning of this Article IV, Section B(7):

(A)                               granting of or maintaining a proxy to one or more officers or directors of the Corporation at the request, or with the consent, of the Board of Directors of the Corporation;

(B)                               entering into or maintaining a voting trust, voting agreement or voting arrangement (with or without granting a proxy) solely with one or more other Series B Stockholders or Permitted Transferees; or

(C)                               pledging, or maintaining a pledge of, shares of Series B Common Stock pursuant to bona fide indebtedness so long as a Series B Stockholder or a Permitted Transferee retains sole Voting Control over such pledged shares; provided, however, that a foreclosure on such shares of Series B Common Stock or other similar action by a pledgee that is not a Series B Stockholder or a Permitted Transferee shall constitute a “Transfer.”

(iv)                               “Voting Control” with respect to a share of Series B Common Stock shall mean the power to vote or direct the voting of such share of Series B Common Stock by proxy, voting agreement, or otherwise.

(b)                                Optional Conversion.  Each share of Series B Common Stock shall be convertible into one fully paid and nonassessable share of Series A Common Stock at the option of the holder thereof at any time upon written notice to the Corporation or its transfer agent.

(c)                                  Automatic Conversion.

(i)                                    After the Effective Time, each share of Series B Common Stock shall automatically, without any further action, convert into one fully paid and nonassessable share of Series A Common Stock upon a purported Transfer of such share, other than a Transfer by a Series B Stockholder to a Permitted Transferee of such Series B Stockholder or by a Permitted Transferee of a Series B Stockholder to an other Permitted Transferee of that Series B Stockholder.  Such conversion shall be deemed to occur at the time the purported Transfer of such shares occurs.

(ii)                                After the Effective Time, each share of Series B Common Stock held of record by a Series B Stockholder who is a natural person, or by a Permitted Transferee who is a natural person, shall automatically, without any further action, convert into one fully paid and nonassessable share of Series A Common Stock upon the death of such Series B Stockholder or Permitted Transferee, as the case may be, unless, upon the death of such Series B Stockholder or Permitted Transferee, such Series B Common Stock is Transferred to a Permitted Transferee of the applicable Series B Stockholder, in which event no such automatic conversion shall occur.

(iii)                            Each share of Series B Common Stock shall automatically, without any further action, convert into one fully paid and nonassessable share of Series A Common Stock upon the earliest of:

(A)                             the later of (1) the first date on which the number of shares of Series B Common Stock then outstanding represents less than 25% of the number of shares of Series B Common Stock outstanding at the Effective Time (after giving effect to the automatic conversion provisions in Article IV, Section C(2)(d)(xi)), or (2) December 31, 2018,

(B)                             December 31, 2038, or

(C)                             a date agreed to in writing by the holders of at least a majority of then outstanding shares of Series B Common Stock.

(d)                                The Corporation may, from time to time, require that holders of shares of Series B Common Stock furnish affidavits or other proof to the Corporation as the Board of Directors deems necessary to verify the ownership of Series B Common Stock and to confirm that a conversion to Series A Common Stock has not occurred.

(e)                                  Upon any conversion of Series B Common Stock to Series A Common Stock, all rights of the holder of shares of Series B Common Stock shall cease and the person or persons in whose names or names the certificate or certificates representing the shares of Series A Common Stock are to be issued shall be treated for all purposes as having become the record holder or holders of such shares of Series A Common Stock. Shares of Series B Common Stock that are converted into shares of Series A Common Stock as provided herein shall be retired and may not be reissued.

8.                             Reservation of Stock. The Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Series A Common Stock, solely for the purpose of effecting the conversion of the shares of Series B Common Stock, such number of its shares of Series A Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of Series B Common Stock into shares of Series A Common Stock.

C.                          PREFERRED STOCK.

1.                             Designation of Series Preferred.  Eight million nine hundred four thousand five hundred sixty seven (8,904,567) of the authorized shares of Preferred Stock are hereby designated “Series A Convertible Preferred Stock” (the “Series A Preferred”); seven million four hundred nineteen thousand three hundred fifty five (7,419,355) of the authorized shares of Preferred Stock are hereby designated “Series B Convertible Preferred Stock” (the “Series B Preferred”); six million four hundred one thousand five hundred twenty three (6,401,523) of the authorized shares of Preferred Stock are hereby designated “Series C Convertible Preferred Stock” (the “Series C

Preferred”); twelve million six hundred eighteen thousand two hundred ninety six (12,618,296) of the authorized shares of Preferred Stock are hereby designated “Series D Convertible Preferred Stock” (the “Series D Preferred”); twenty million five hundred thousand (20,500,000) of the authorized shares of Preferred Stock are hereby designated “Series E Convertible Preferred Stock” (the “Series E Preferred”); eight million (8,000,000) of the authorized shares of Preferred Stock are hereby designated “Series F Convertible Preferred Stock” (the “Series F Preferred”); two million eighty-three thousand three hundred thirty-three (2,083,333) of the authorized shares of Preferred Stock are hereby designated “Series G Convertible Preferred Stock” (the “Series G Preferred”); eight million three hundred thirty-three thousand three hundred thirty-three (8,333,333) of the authorized shares of Preferred Stock are hereby designated “Series H Convertible Preferred Stock” (the “Series H Preferred”); and six hundred eighty one thousand eight hundred nineteen (681,819) of the authorized shares of Preferred Stock are hereby designated “Series I Convertible Preferred Stock” (the “Series I Preferred”).  The Series A Preferred, the Series B Preferred, the Series C Preferred, the Series D Preferred, the Series E Preferred, the Series F Preferred, the Series G Preferred, the Series H Preferred and the Series I Preferred shall be referred to herein collectively as the “Series Preferred”.

2.                             Series Preferred.  The rights, preferences, privileges, restrictions and other matters relating to the Series Preferred are as follows:

(a)                                  Dividend Rights.

(i)                                    Holders of Series Preferred, in preference to the holders of any other capital stock of the Corporation (“Junior Stock”), shall be entitled to receive on a pari passu basis, but only out of funds that are legally available therefor, cash dividends at the rate of:

(A)                             eight percent (8%) of the Series A Original Issue Price (as defined below) per annum on each outstanding share of Series A Preferred,

(B)                             eight percent (8%) of the Series B Original Issue Price (as defined below) per annum on each outstanding share of Series B Preferred,

(C)                             eight percent (8%) of the Series C Original Issue Price (as defined below) per annum on each outstanding share of Series C Preferred,

(D)                             eight percent (8%) of the Series D Original Issue Price (as defined below) per annum on each outstanding share of Series D Preferred,

(E)                               eight percent (8%) of the Series E Original Issue Price (as defined below) per annum on each outstanding share of Series E Preferred,

(F)                               eight percent (8%) of the Series F Original Issue Price (as defined below) per annum on each outstanding share of Series F Preferred,

(G)                             eight percent (8%) of the Series G Original Issue Price (as defined below) per annum on each outstanding share of Series G Preferred,

(H)                             eight percent (8%) of the Series H Original Issue Price (as defined below) per annum on each outstanding share of Series H Preferred, and

(I)                                  eight percent (8%) of the Series I Original Issue Price (as defined below) per annum on each outstanding share of Series I Preferred,

(in each case, as adjusted for any stock dividends, combinations, splits, recapitalizations and the like with respect to such shares).  The “Series A Original Issue Price” shall be one dollar and ten cents ($1.10), the “Series B Original Issue Price” shall be three dollars and ten cents ($3.10), the “Series C Original Issue Price” shall be four dollars and eleven cents ($4.11), the “Series D Original Issue Price” shall be three dollars and seventeen cents ($3.17), the “Series E Original Issue Price” shall be three dollars and eighty-two cents ($3.82), the “Series F Original Issue Price” shall be six dollars and twenty-five cents ($6.25), the “Series G Original Issue Price” shall be twelve dollars ($12.00), the “Series H Original Issue Price” shall be twelve dollars ($12.00) and the “Series I Original Issue Price” shall be twenty-two dollars ($22.00).  Such dividends shall be payable when, as and if declared by the Board of Directors; provided, however, that such dividends shall accrue in arrears from the date of original issuance of each such share of Series Preferred, whether or not earned or declared, on a daily basis and shall be payable upon a liquidation as defined in Section C(2)(c)(iii) below.

(ii)                                So long as any shares of Series Preferred shall be outstanding, no dividend, whether in cash or property, shall be paid or declared, nor shall any other distribution be made, on any Junior Stock, nor shall any shares of any Junior Stock of the Corporation be purchased, redeemed, or otherwise acquired for value by the Corporation (except for acquisitions of Common Stock by the Corporation pursuant to agreements which permit the Corporation to repurchase such shares upon termination of services to the Corporation or any subsidiary or in exercise of the Corporation’s right of first refusal upon a proposed transfer) until all dividends on the Series Preferred shall have been paid or declared and set apart.  In the event dividends are paid on any shares of Common Stock, an additional dividend shall be paid with respect to all outstanding shares of Series Preferred in an amount equal per share (on an as-if-converted to Common Stock basis) to the amount paid or set aside for each share of Common Stock.  The provisions of this Section C(2)(a)(ii) shall not, however, apply to (A) a dividend payable solely in Common Stock, (B) the acquisition of shares of any Junior Stock in exchange for shares of any other Junior Stock, or (C) any repurchase of any outstanding securities of the Corporation that is unanimously approved by the Corporation’s Board of Directors.

(b)                                  Voting Rights.

(i)                                    General Rights.  Except as otherwise provided herein or as required by law, the holders of shares of Series Preferred shall vote together with the shares of the Common Stock of the Corporation and not as a separate class, at any annual or special meeting of stockholders of the Corporation, and may act by written consent in the same manner as the Common Stock, in either case upon the following basis: each holder of shares of Series Preferred shall be entitled to such number of votes as shall be equal to the whole number of shares of Common Stock into which such holder’s aggregate number of shares of Series Preferred are then convertible (pursuant to Section C(2)(d) below) immediately after the close of business on the record date fixed for such meeting or the effective date of such written consent.

(ii)                                Separate Vote of Preferred Stock.  For so long as at least (i) 1,000,000 shares of Series A Preferred, (ii) 750,000 shares of Series B Preferred, (iii) 500,000 shares of Series C Preferred, (iv) 1,250,000 shares of Series D Preferred, (v) 2,000,000 shares of Series E Preferred, (vi) 800,000 shares of Series F Preferred, (vii) 210,000 shares of Series G Preferred, (viii) 830,000 shares of Series H Preferred or (ix) 70,000 shares of Series I Preferred (in each such case, subject to adjustment for any stock split, reverse stock split or other similar event affecting such shares of Series Preferred) remain outstanding in such class, and in addition to any other vote or written consent required herein or by law, the vote or written consent of the holders of at least a majority of the outstanding shares of all such series meeting such threshold, voting together as a single class, shall be necessary for effecting or validating the following actions:

(A)                               Any amendment, alteration, or repeal of any provision of the Certificate of Incorporation of the Corporation (including any filing of a Certificate of Designation), either directly by amendment or by merger, consolidation or otherwise, that alters or changes the voting powers, preferences, or other special rights or privileges, or restrictions of the applicable series of Preferred Stock;

(B)                               Any increase or decrease of the authorized number of shares of Preferred Stock of the Corporation;

(C)                               Any increase or decrease of the authorized number of members of the Corporation’s Board of Directors;

(D)                               The creation (by reclassification, amendment, merger, consolidation or otherwise) of any new class or series of shares having rights, preferences or privileges senior to or on a parity with the applicable series of Preferred Stock;

(E)                                 Any voluntary liquidation or dissolution of the Corporation;

(F)                                 Any action that results in the redemption or repurchase of any shares of Common Stock, other than pursuant to equity incentive arrangements with service providers giving the Corporation the right to purchase shares upon the termination of services;

(G)                               Any action that results in the payment or declaration of any dividend on, or other distribution with respect to, any shares of Common Stock or Preferred Stock; and

(H)                               Any agreement by the Corporation or its stockholders regarding an Asset Transfer or Acquisition (each as defined in Section C(2)(c)(iii) below).

(iii)                            Separate Vote of Series Preferred.  For so long as any shares of Series A Preferred, Series B Preferred, Series C Preferred, Series D Preferred, Series E Preferred, Series F Preferred, Series G Preferred, Series H Preferred or Series I Preferred remain outstanding, and in addition to any other vote or written consent required herein or by law, the vote or written consent of the holders of at least a majority of the outstanding shares of each affected series with such series voting as a separate class, shall be necessary to increase or decrease the par value of the shares of such series or to alter or change the powers, preferences, or special rights of the shares of such series so as to affect them adversely, either through amendment of the Certificate of Incorporation of the Corporation, through a merger or consolidation, or otherwise.

(c)                                  Liquidation Rights.

(i)                                    Upon any liquidation, dissolution, or winding up of the Corporation, whether voluntary or involuntary, before any distribution or payment shall be made to the holders of any Junior Stock, the holders of Series A Preferred, Series B Preferred, Series C Preferred, Series D Preferred, Series E Preferred, Series F Preferred, Series G Preferred, Series H Preferred and Series I Preferred shall be entitled to be paid, pari passu, out of the assets and legally available funds of the Corporation available for distribution to its stockholders, an amount per share equal to the greater of (A) (1) the Series A Original Issue Price for each share of Series A Preferred, (2) the Series B Original Issue Price for each share of Series B Preferred, (3) the Series C Original Issue Price for each share of Series C Preferred, (4) the Series D Original Issue Price for each share of Series D Preferred, (5) the Series E Original Issue Price for each share of Series E Preferred, (6) the Series F Original Issue Price for each share of Series F Preferred, (7) the Series G Original Issue Price for each share of Series G Preferred, (8) the Series H Original Issue Price for each share of Series H Preferred and (9) the Series I Original Issue Price for each share of Series I Preferred (in each such case, as adjusted for any stock dividends, combinations, splits, recapitalizations and the like with respect to such shares), plus all accrued and unpaid dividends thereon (pursuant to Section C(2)(a)(i)) as well as any other declared and unpaid dividends on such applicable series of Preferred Stock (as adjusted for any stock dividends, combinations, splits, recapitalizations and the like with respect to such shares) or (B) such amount per share as would have been payable had each such share of Preferred Stock been converted into Common Stock pursuant to Section C(2)(d) immediately prior to such liquidation, dissolution or winding up, plus any dividends declared but unpaid on such Common Stock (as adjusted for any stock dividends, combinations, splits, recapitalizations and the like with respect to such shares).  If, upon any such liquidation, distribution, or winding up, the assets of the Corporation shall be insufficient to make payment in full to all holders of Series Preferred of the liquidation preference set forth in this Section C(2)(c)(i), then such assets shall be distributed among the holders of Series Preferred at the time outstanding, ratably in proportion to the full preferential amount each such holder is otherwise entitled to receive.

(ii)                                After the payment of the full liquidation preference of the Series Preferred as set forth in Section C(2)(c)(i) above, the remaining assets of the Corporation legally available for distribution, if any, shall be distributed ratably to the holders of the Common Stock.

(iii)                            The following events shall be considered a liquidation under this Section C(2)(c) and for purposes of Section C(2)(a):

(A)                               any consolidation or merger of the Corporation with or into any other corporation or other entity or person, or any other corporate reorganization, in which the stockholders of the Corporation immediately prior to such consolidation, merger or reorganization, own less than 50% of the voting power of the resulting entity immediately after such consolidation, merger or reorganization, or any transaction or series of related transactions to which the Corporation is a party in which in excess of fifty percent (50%) of the Corporation’s voting power is transferred, excluding any consolidation or merger effected exclusively to change the domicile of the Corporation (an “Acquisition”); or

(B)                               a sale, lease or other disposition of all or substantially all of the assets of the Corporation (an “Asset Transfer”).

In any of such events, if the consideration received by the Corporation is other than cash, its value will be deemed its fair market value as determined in good faith by the Board of Directors.  Any securities shall be valued as follows:

(1)                       Securities not subject to investment letter or other similar restrictions on free marketability covered by (2) below:

i)                                        If traded on a securities exchange or through the Nasdaq Stock Market, the value shall be deemed to be the average of the closing prices of the securities on such quotation system over the thirty (30) day period ending three (3) days prior to the closing of such Acquisition or Asset Transfer;

ii)                                    If actively traded over-the-counter, the value shall be deemed to be the average of the closing bid or sale prices (whichever is applicable) over the thirty (30) day period ending three (3) days prior to the closing of such Acquisition or Asset Transfer; and

iii)                                If there is no active public market, the value shall be the fair market value thereof, as determined in good faith by the Board of Directors.

(2)                       The method of valuation of securities subject to investment letter or other restrictions on free marketability (other than restrictions arising solely by virtue of a stockholder’s status as an affiliate or former affiliate) shall be to make an appropriate discount from the market value determined as above in (1) (i), (ii) or (iii) to reflect the approximate fair market value thereof, as determined in good faith by the Board of Directors.

(iv)                               Nothing in this Section C(2)(c) shall in any way limit the right of the holders of shares of Series Preferred to elect to convert such shares into shares of Common Stock in accordance with Section C(2)(d).

(d)                                  Conversion Rights.  The holders of the Series Preferred shall have the following rights with respect to the conversion of the Series Preferred into shares of Common Stock (the “Conversion Rights”):

(i)            Optional Conversion.  Subject to and in compliance with the provisions of this Section C(2)(d), each share of Series Preferred may, at the option of the holder, be converted at any time, and without the payment of additional consideration by the holder thereof, into fully-paid and nonassessable shares of Series B Common Stock.  The number of shares of Series B Common Stock to which a holder of Series Preferred shall be entitled upon conversion of each share of Series Preferred shall be equal to the quotient obtained by dividing the applicable Original Issue Price (as defined in Section C(2)(a)) of such series of Preferred Stock by the applicable Conversion Price for such series of Preferred Stock (as defined in Section C(2)(d)(ii) below).

(ii)           Series Preferred Conversion Price.  The initial Conversion Price per share shall be (A) the Series A Original Issue Price for the Series A Preferred (the “Series A Preferred Conversion Price”), (B) the Series B Original Issue Price for the Series B Preferred (the “Series B Preferred Conversion Price”), (C) the Series C Original Issue for the Series C Preferred (the “Series C Preferred Conversion Price”), (D) the Series D Original Issue Price for the Series D Preferred (the “Series D Preferred Conversion Price”), (E) the Series E Original Issue Price for the Series E Preferred (the “Series E Preferred Conversion Price”), (F) the Series F Original Issue Price for the Series F Preferred (the “Series F Preferred Conversion Price”), (G) the Series G Original Issue Price for the Series G Preferred (the “Series G Preferred Conversion Price”), (H) the Series H Original Issue Price for the Series H Preferred (the “Series H Preferred Conversion Price”) and (I) the Series I Original Issue Price for the Series I Preferred (the “Series I Preferred Conversion Price”).  The Series A Preferred Conversion Price, the Series B Preferred Conversion Price, the Series C Preferred Conversion Price, the Series D Preferred Conversion Price, the Series E Preferred Conversion Price, the Series F Preferred Conversion Price, the Series G Preferred Conversion Price, the Series H Preferred Conversion Price and the Series I Preferred Conversion Price are sometimes collectively referred to herein as the “Conversion Price.”  The Conversion Price for each series of Preferred Stock shall be adjusted from time to time in accordance with this Section C(2)(d).  All references to the Conversion Price for each series of Preferred Stock herein shall mean the Conversion Price for such series as so adjusted.

(iii)         Mechanics of Conversion.  Each holder of Series Preferred who desires to convert the same into shares of Common Stock pursuant to this Section C(2)(d) shall surrender the certificate or certificates therefor, duly endorsed, at the principal office of the Corporation or any transfer agent for the Series Preferred, and shall give written notice to the Corporation at such office that such holder elects to convert the same.  Such notice shall state the holder’s name or the names of the nominees in which such holder wishes the certificate or certificates for shares of Common Stock to be issued and the number of shares of Series Preferred being converted. Thereupon, the Corporation shall promptly issue and deliver to such holder a certificate or certificates for the number of shares of Series B Common Stock to which such holder is entitled and shall promptly pay (i) in cash or, to the extent sufficient funds are not then legally available therefor, in Series B Common Stock (at the Series B Common Stock’s fair market value determined by the Board of Directors as of the date of such conversion), any declared and unpaid dividends on the shares of Series Preferred being converted (other than accrued and unpaid dividends pursuant to Section C(2)(a)(i)), and (ii) in cash (at the Series B Common Stock’s fair market value determined by the Board of Directors as of the date of conversion) the value of any fractional share of Series B Common Stock otherwise issuable to any holder of Series Preferred.  Such conversion shall be deemed to have been made at the close of business on the date of such surrender of the certificates representing the shares of Series Preferred to be converted, and the person entitled to receive the shares of Series B Common Stock issuable upon such conversion shall be treated for all purposes as the record holder of such shares of Series B Common Stock on such date.

(iv)          Adjustment for Stock Splits and Combinations. If the Corporation shall at any time or from time to time after the date that the first share of Series I Preferred is issued (the “Original Issue Date”) effect a subdivision of any series of the outstanding Common Stock, whether by stock split, stock dividend, stock distribution or otherwise, without a corresponding subdivision of the Preferred Stock, the applicable Conversion Price for each series of Preferred Stock in effect immediately before that subdivision shall be proportionately decreased.  Conversely, if the Corporation shall at any time or from time to time after the Original Issue Date combine or consolidate the shares of any series of the outstanding Common Stock into a smaller number of shares without a corresponding combination or consolidation of the Preferred Stock, the applicable Conversion Price for each series of Preferred Stock in effect immediately before the combination or consolidation shall be proportionately increased.  Any adjustment under this Section C(2)(d)(iv) shall become effective at the close of business on the date the subdivision, combination or consolidation becomes effective.

(v)            Adjustment for Common Stock Dividends and Distributions.  If the Corporation at any time or from time to time after the Original Issue Date makes, or fixes a record date for the determination of holders of Common Stock entitled to receive, a dividend or other distribution payable in additional shares of Common Stock, in each such event the applicable Conversion Price for each series of Preferred Stock then in effect shall be decreased as of the time of such issuance or, in the event such record date is fixed, as of the close of business on such record date, by multiplying the Conversion Price for each series of Preferred Stock, as applicable, then in effect by a fraction (i) the numerator of which is the total number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance or the close of business on such record date, and (ii) the denominator of which is the total number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance or the close of business on such record date plus the number of shares of Common Stock issuable in payment of such dividend or distribution; provided, however, that if such record date is fixed and such dividend is not fully paid or if such distribution is not fully made on the date fixed therefor, the Conversion Price for each series of Preferred Stock shall be recomputed accordingly as of the close of business on such record date and thereafter the Conversion Prices for the Series Preferred shall be adjusted pursuant to this Section C(2)(d)(v) to reflect the actual payment of such dividend or distribution.

(vi)          Adjustment for Reclassification, Exchange and Substitution.  If at any time or from time to time after the Original Issue Date, the Series B Common Stock issuable upon the conversion of the Series Preferred is changed into the same or a different number of shares of any class or classes of stock, whether by recapitalization, reclassification, exchange, substitution or otherwise (other than an Acquisition or Asset Transfer as defined in Section C(2)(c)(iii)  or a subdivision or combination of shares or stock dividend or a reorganization, merger, consolidation or sale of assets provided for elsewhere in this Section C(2)(d)), in any such event each holder of Series Preferred shall have the right thereafter to convert such stock into the kind and amount of stock and other securities and property receivable upon such recapitalization, reclassification, exchange, substitution or other change by holders of the maximum number of shares of Series B Common Stock into which such shares of Series Preferred could have been converted immediately prior to such recapitalization, reclassification, exchange, substitution or other change, all subject to further adjustment as provided herein or with respect to such other securities or property by the terms thereof.

(vii)         Adjustment for Reorganizations, Mergers, Consolidations or Sales of Assets.  If at any time or from time to time after the Original Issue Date, there is a capital reorganization of Common Stock, merger, consolidation or sale of assets (other than an Acquisition or Asset Transfer as defined in Section C(2)(c)(iii) or a recapitalization, subdivision, stock dividend, combination, consolidation, reclassification, exchange or substitution of shares provided for elsewhere in this Section C(2)(d)), as a part of such capital reorganization, merger, consolidation or sale of assets, provision shall be made so that the holders of the Series Preferred shall thereafter be entitled to receive upon conversion of the Series Preferred the number of shares of stock or other securities or property of the Corporation to which a holder of the number of shares of Common Stock deliverable upon conversion would have been entitled upon such capital reorganization, merger, consolidation or sale of assets, subject to adjustment in respect of such stock or securities by the terms thereof.  In any such case, appropriate adjustment shall be made in the application of the provisions of this Section C(2)(d) with respect to the rights of the holders of Series Preferred after the capital reorganization to the end that the provisions of this Section C(2)(d) (including adjustment of the applicable Conversion Price for such Series Preferred then in effect and the number of shares issuable upon conversion of such Series Preferred, as applicable) shall be applicable after that event and be as nearly equivalent as practicable.

(viii)        Sale of Shares Below Series Preferred Conversion Price.

(A)              (1)       If at any time or from time to time after the Original Issue Date, the Corporation issues or sells, or is deemed by the express provisions of this subsection (viii) to have issued or sold, Additional Shares of Common Stock (as defined in subsection (viii)(D) below), other than as a dividend or other distribution on any class of stock as provided in Section C(2)(d)(v) above, and other than a subdivision or combination of shares of Common Stock as provided in Section C(2)(d)(iv) above, without consideration or at an Effective Price (as defined in subsection (viii)(D) below) less than the Series A Preferred Conversion Price, the Series B Preferred Conversion Price, the Series C Preferred Conversion Price, the Series D Preferred Conversion Price, the Series E Preferred Conversion Price, the Series F Preferred Conversion Price, the Series G Preferred Conversion Price, the Series H Preferred Conversion Price or the Series I Preferred Conversion Price in effect immediately prior to such issuance of Additional Shares of Common Stock, then, in each such case, the Series A Preferred Conversion Price, the Series B Preferred Conversion Price, the Series C Preferred Conversion Price, the Series D Preferred Conversion Price, the Series E Preferred Conversion Price, the Series F Preferred Conversion Price, the Series G Preferred Conversion Price, the Series H Preferred Conversion Price and/or the Series I Preferred Conversion Price, as applicable, in effect immediately prior to such issuance shall be reduced, as of the opening of business on the date of such issue or sale, to a price determined by multiplying the Series A Preferred Conversion Price, the Series B Preferred Conversion Price, the Series C Preferred Conversion Price, the Series D Preferred Conversion Price, the Series E Preferred Conversion Price, the Series F Preferred Conversion Price, the Series G Preferred Conversion Price, the Series H Preferred Conversion Price or the Series I Preferred Conversion Price, as applicable, by a fraction (i) the numerator of which shall be (a) the number of shares of Common Stock deemed outstanding (as defined below) immediately prior to such issue or sale, plus (b) the number of shares of Common Stock which the aggregate consideration received (as defined in subsection (viii)(B)) by the Corporation for the total number of Additional Shares of Common Stock so issued would purchase at such Series A Preferred Conversion Price, Series B Preferred Conversion Price, Series C Preferred Conversion Price, Series D Preferred Conversion Price, Series E Preferred Conversion Price, Series F Preferred Conversion Price, Series G Preferred Conversion Price, Series H Preferred Conversion Price or Series I Preferred Conversion Price, as applicable, and (ii) the denominator of which shall be the number of shares of Common Stock deemed outstanding (as defined below) immediately prior to such issue or sale plus the total number of Additional Shares of Common Stock so issued.

(2)       For the purposes of this subsection (viii)(A), the number of shares of Common Stock deemed to be outstanding as of a given date shall be the sum of (i) the number of shares of Common Stock actually outstanding, and (ii) the number of shares of Common Stock into which the then outstanding shares of Series Preferred could be converted if fully converted on the day immediately preceding the given date.

(B)          For the purpose of making any adjustment required under this Section C(2)(d)(viii), the consideration received by the Corporation for any issue or sale of securities shall (1) to the extent it consists of cash, be computed at the net amount of cash received by the Corporation after deduction of any underwriting or similar commissions, compensation or concessions paid or allowed by the Corporation in connection with such issue or sale but without deduction of any expenses payable by the Corporation, (2) to the extent it consists of property other than cash, be computed at the fair value of that property as determined in good faith by the Board of Directors, and (3) if Additional Shares of Common

Stock, Convertible Securities (as defined in subsection (viii)(C)) or rights or options to purchase either Additional Shares of Common Stock or Convertible Securities are issued or sold together with other stock or securities or other assets of the Corporation for consideration which covers both, be computed as the portion of the consideration so received that may be reasonably determined in good faith by the Board of Directors to be allocable to such Additional Shares of Common Stock, Convertible Securities or rights or options.

(C)          For the purpose of the adjustment required under this Section C(2)(d)(viii), if the Corporation issues or sells (1) stock or other securities convertible into, Additional Shares of Common Stock (such convertible stock or securities being herein referred to as “Convertible Securities”) or (2) rights or options for the purchase of Additional Shares of Common Stock or Convertible Securities and if the Effective Price of such Additional Shares of Common Stock is less than the Series A Preferred Conversion Price, Series B Preferred Conversion Price, Series C Preferred Conversion Price, Series D Preferred Conversion Price, Series E Preferred Conversion Price, Series F Preferred Conversion Price, Series G Preferred Conversion Price, Series H Preferred Conversion Price or Series I Preferred Conversion Price, as applicable, in each case the Corporation shall be deemed to have issued at the time of the issuance of such rights or options or Convertible Securities the maximum number of Additional Shares of Common Stock issuable upon exercise or conversion thereof and to have received as consideration for the issuance of such shares an amount equal to the total amount of the consideration, if any, received by the Corporation for the issuance of such rights or options or Convertible Securities, plus, in the case of such rights or options, the minimum amounts of consideration, if any, payable to the Corporation upon the exercise of such rights or options, plus, in the case of Convertible Securities, the minimum amounts of consideration, if any, payable to the Corporation (other than by cancellation of liabilities or obligations evidenced by such Convertible Securities) upon the conversion thereof; provided that if in the case of Convertible Securities the minimum amounts of such consideration cannot be ascertained, but are a function of antidilution or similar protective clauses, the Corporation shall be deemed to have received the minimum amounts of consideration without reference to such clauses; provided further that if the minimum amount of consideration payable to the Corporation upon the exercise or conversion of rights, options or Convertible Securities is reduced over time or on the occurrence or non-occurrence of specified events other than by reason of antidilution adjustments, the Effective Price shall be recalculated using the figure to which such minimum amount of consideration is reduced; provided further that if the minimum amount of consideration payable to the Corporation upon the exercise or conversion of such rights, options or Convertible Securities is subsequently increased, the Effective Price shall be again recalculated using the increased minimum amount of consideration payable to the Corporation upon the exercise or conversion of such rights, options or Convertible Securities.  No further adjustment of the Series A Preferred Conversion Price, Series B Preferred Conversion Price, Series C

Preferred Conversion Price, Series D Preferred Conversion Price, Series E Preferred Conversion Price, Series F Preferred Conversion Price, Series G Preferred Conversion Price, Series H Preferred Conversion Price or Series I Preferred Conversion Price, as adjusted upon the issuance of such rights, options or Convertible Securities, shall be made as a result of the actual issuance of Additional Shares of Common Stock on the exercise of any such rights or options or the conversion of any such Convertible Securities.  If any such rights or options or the conversion privilege represented by any such Convertible Securities shall expire without having been exercised, the Series A Preferred Conversion Price, Series B Preferred Conversion Price, Series C Preferred Conversion Price, Series D Preferred Conversion Price, Series E Preferred Conversion Price, Series F Preferred Conversion Price, Series G Preferred Conversion Price, Series H Preferred Conversion Price and Series I Preferred Conversion Price, as applicable, as adjusted upon the issuance of such rights, options or Convertible Securities shall be readjusted to the Series A Preferred Conversion Price, Series B Preferred Conversion Price, Series C Preferred Conversion Price, Series D Preferred Conversion Price, Series E Preferred Conversion Price, Series F Preferred Conversion Price, Series G Preferred Conversion Price, Series H Preferred Conversion Price or Series I Preferred Conversion Price, as applicable, which would have been in effect had an adjustment been made on the basis that the only Additional Shares of Common Stock so issued were the Additional Shares of Common Stock, if any, actually issued or sold on the exercise of such rights or options or rights of conversion of such Convertible Securities, and such Additional Shares of Common Stock, if any, were issued or sold for the consideration actually received by the Corporation upon such exercise, plus the consideration, if any, actually received by the Corporation for the granting of all such rights or options, whether or not exercised, plus the consideration received for issuing or selling the Convertible Securities actually converted, plus the consideration, if any, actually received by the Corporation (other than by cancellation of liabilities or obligations evidenced by such Convertible Securities) on the conversion of such Convertible Securities, provided that such readjustment shall not apply to prior conversions of Series Preferred.

(D)          “Additional Shares of Common Stock” shall mean all shares of Common Stock issued by the Corporation or deemed to be issued pursuant to this Section C(2)(d)(viii), other than

(1)        shares of Common Stock issued upon conversion of the Series Preferred;

(2)        shares of Common Stock and/or options, warrants or other Common Stock purchase rights, and the Common Stock issued pursuant to such options, warrants or other rights (as adjusted for any stock dividends, combinations, splits, recapitalizations and the like) after the Original Issue Date to employees, officers or directors of, or consultants or advisors to, the Corporation or any subsidiary pursuant to stock purchase or stock option plans or other arrangements that are approved by the Board of Directors;

(3)        shares of Common Stock issued pursuant to the exercise of options, warrants or convertible securities outstanding as of the Original Issue Date;

(4)        shares of Common Stock and/or options, warrants or other Common Stock purchase rights, and the Common Stock issued pursuant to such options, warrants or other rights issued for consideration other than cash pursuant to a merger, consolidation, acquisition, strategic alliance or similar business combination approved by the Board of Directors; and

(5)        shares of Common Stock issued pursuant to any equipment leasing arrangement, or debt financing from a bank or similar financial institution approved by the Board of Directors where the value of the equity component does not represent more than twenty-five percent (25%) of the value of the leasing or financing provided. References to Common Stock in the subsections of this clause (D) above shall mean all shares of Common Stock issued by the Corporation or deemed to be issued pursuant to this Section C(2)(d)(viii).

The “Effective Price” of Additional Shares of Common Stock shall mean the quotient determined by dividing the total number of Additional Shares of Common Stock issued or sold, or deemed to have been issued or sold by the Corporation under this Section C(2)(d)(viii), into the aggregate consideration received, or deemed to have been received by the Corporation for such issue under this Section C(2)(d)(viii), for such Additional Shares of Common Stock.

(ix)          Certificate of Adjustment.  In each case of an adjustment or readjustment of the Conversion Price of any Series Preferred pursuant to this Section C(2)(d), the Corporation, at its expense, shall promptly compute such adjustment or readjustment in accordance with the provisions hereof and prepare a certificate showing such adjustment or readjustment, and shall mail such certificate, by first class mail, postage prepaid, to each registered holder of Series Preferred at the holder’s address as shown in the Corporation’s books. The certificate shall set forth such adjustment or readjustment, showing in detail the facts upon which such adjustment or readjustment is based, including a statement of (A) the consideration received or deemed to be received by the Corporation for any Additional Shares of Common Stock issued or sold or deemed to have been issued or sold, (B) the Conversion Price for each series of Preferred Stock at the time in effect, (C) the number of Additional Shares of Common Stock and (D) the type and amount, if any, of other property which at the time would be received upon conversion of each share of Series Preferred, as applicable.

(x)           Notices of Record Date.  Upon (A) any taking by the Corporation of a record of the holders of any class of securities for the purpose of determining the holders thereof who are entitled to receive any dividend or other distribution, or (B) any Acquisition (as defined in Section C(2)(c)(iii)) or other capital reorganization of the Corporation, any reclassification or recapitalization of the capital stock of the Corporation, any merger or consolidation of the Corporation with or into any other corporation, or any Asset Transfer (as defined in Section C(2)(c)(iii)), or any voluntary or involuntary dissolution, liquidation or winding up of the Corporation, the Corporation shall mail to each holder of Series Preferred at least twenty (20) days prior to the record date specified therein (or such shorter period approved by the holders of at least a majority of Preferred Stock voting together as a single class) a notice specifying (1) the date on which any such record is to be taken for the purpose of such dividend or distribution and a description of such dividend or distribution, (2) the date on which any such Acquisition, reorganization, reclassification, transfer, consolidation, merger, Asset Transfer, dissolution, liquidation or winding up is expected to become effective, and (3) the date, if any, that is to be fixed as to when the holders of record of Common Stock (or other securities) shall be entitled to exchange their shares of Common Stock (or other securities) for securities or other property deliverable upon such Acquisition, reorganization, reclassification, transfer, consolidation, merger, Asset Transfer, dissolution, liquidation or winding up.

(xi)          Automatic Conversion.

(A)          At the Effective Time, each share of Series Preferred shall automatically be converted into shares of Series B Common Stock, based on the applicable Series A Preferred Conversion Price, Series B Preferred Conversion Price, Series C Preferred Conversion Price, Series D Preferred Conversion Price, Series E Preferred Conversion Price, Series F Preferred Conversion Price, Series G Preferred Conversion Price, Series H Preferred Conversion Price or Series I Preferred Conversion Price.  Upon such automatic conversion, any declared and unpaid dividends (other than accrued and unpaid dividends pursuant to Section C(2)(a)(i)) shall be paid in accordance with the provisions of Section C(2)(d)(iii).  Notwithstanding the foregoing, (1) each share of Series A Preferred shall automatically be converted into shares of Series B Common Stock based on the Series A Preferred Conversion Price then in effect, at any time upon the written consent or agreement of the holders of at least a majority of the then outstanding shares of Series A Preferred, (2) each share of Series B Preferred shall automatically be converted into shares of Series B Common Stock based on the Series B Preferred Conversion Price then in effect, at any time upon the written consent or agreement of the holders of at least a majority of the then outstanding shares of Series B Preferred, (3) each share of Series C Preferred shall automatically be converted into shares of Series B Common Stock based on the Series C Preferred Conversion Price then in effect, at any time upon the written consent or agreement of the holders of at least a majority of the then outstanding shares of Series C Preferred, (4) each share of Series D Preferred shall automatically be converted into shares of Series B Common Stock based on the Series D Preferred Conversion Price then in effect, at any time upon the written consent or agreement of the holders of at least a majority of the then outstanding shares of Series D Preferred, (5) each share of Series E Preferred shall automatically be converted into shares of Series B Common Stock based on the Series E Preferred Conversion Price then in effect, at any time upon the written consent or agreement of the holders of at least a majority of the then outstanding shares of Series E Preferred, (6) each share of Series F Preferred shall automatically be converted into shares of Series B Common Stock based on the Series F Preferred Conversion Price then in effect, at any time upon the written consent or agreement of the holders of at least a majority of the then outstanding shares of Series F Preferred, (7) each share of Series G Preferred shall automatically be converted into shares of Series B Common Stock based on the Series G Preferred Conversion Price then in effect, at any time upon the written consent or agreement of the holders of at least a majority of the then outstanding shares of Series G Preferred, (8) each share of Series H Preferred shall automatically be converted into shares of Series B Common Stock based on the Series H Preferred Conversion Price then in effect, at any time upon the written consent or agreement of the holders of at least a majority of the then outstanding shares of Series H Preferred and (9) each share of Series I Preferred shall automatically be converted into shares of Series B Common Stock based on the Series I Preferred Conversion Price then in effect, at any time upon the written consent or agreement of the holders of at least a majority of the then outstanding shares of Series I Preferred.

(B)          Upon the occurrence of any of the events specified in Section C(2)(d)(xi)(A) above, the outstanding shares of each series of Preferred Stock, as applicable, shall be converted automatically without any further action by the holders of such shares and whether or not the certificates representing such shares are surrendered to the Corporation or its transfer agent; provided, however, that the Corporation shall not be obligated to issue certificates evidencing the shares of Series B Common Stock issuable upon such conversion unless the certificates evidencing such shares of Series Preferred are either delivered to the Corporation or its transfer agent as provided below, or the holder notifies the Corporation or its transfer agent that such certificates have been lost, stolen or destroyed and executes an agreement satisfactory to the Corporation to indemnify the Corporation from any loss incurred by it in connection with such certificates.  Upon the occurrence of such automatic conversion of the Series Preferred, the holders of Series Preferred shall surrender the certificates representing such shares at the office of the Corporation or any transfer agent for the Series Preferred.  Thereupon, there shall be issued and delivered to such holder promptly at such office and in its name as shown on such surrendered certificate or certificates, a certificate or certificates for the number of shares of Series B Common Stock into which the shares of Series Preferred surrendered were convertible on the date on which such automatic conversion occurred, and any declared and unpaid dividends (other than accrued and unpaid dividends pursuant to Section C(2)(a)(i)) shall be paid in accordance with the provisions of Section C(2)(d)(iii).

(xii)         Fractional Shares.  No fractional shares of Common Stock shall be issued upon conversion of Series Preferred.  All shares of a series of Common Stock (including fractions thereof) issuable upon conversion of more than one share of Series Preferred by a holder thereof shall be aggregated for purposes of determining whether the conversion would result in the issuance of any fractional share.  If, after the aforementioned aggregation, the conversion would result in the issuance of any fractional share, the Corporation shall, in lieu of issuing any fractional share, pay cash equal to the product of such fraction multiplied by such series of Common Stock’s fair market value (as determined by the Board of Directors) on the date of conversion.

(xiii)       Reservation of Stock Issuable Upon Conversion.  The Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock, solely for the purpose of effecting the conversion of the shares of the Series Preferred, such number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of the Series Preferred.  If at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of the Series Preferred, the Corporation will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purpose.

(xiv)        Notices.  Any notice required by the provisions of this Section C(2)(d) shall be in writing and shall be deemed effectively given: (i) upon personal delivery to the party to be notified, (ii) when sent by confirmed facsimile if sent during normal business hours of the recipient; if not, then on the next business day, (iii) five (5) days after having been sent by registered or certified mail, return receipt requested, postage prepaid, or (iv) one (1) day after deposit with a nationally recognized overnight courier, specifying next day delivery, with written verification of receipt.  All notices shall be addressed to each holder of record at the address of such holder appearing on the books of the Corporation.

(xv)          Payment of Taxes.  The Corporation will pay all taxes (other than taxes based upon income) and other governmental charges that may be imposed with respect to the issue or delivery of shares of Common Stock upon conversion of shares of Series Preferred, excluding any tax or other charge imposed in connection with any transfer involved in the issue and delivery of shares of Common Stock in a name other than that in which the shares of Series Preferred so converted were registered.

(xvi)        No Dilution or Impairment.  Without the consent of the holders of then outstanding Preferred Stock, voting together as a single class as required under Section C(2)(b)(ii), the Corporation shall not amend its Certificate of Incorporation or participate in any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or take any other voluntary action, for the purpose of avoiding or seeking to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Corporation, but shall at all times in good faith assist in carrying out all such action as may be reasonably necessary or appropriate in order to protect the conversion rights of the holders of the Series Preferred against dilution or other impairment.

(e)           No Reissuance of Series Preferred.  No share or shares of Series Preferred acquired by the Corporation by reason of redemption, purchase, conversion or otherwise shall be reissued, and all such shares shall be canceled, retired and eliminated from the shares which the Corporation shall be authorized to issue, and the Corporation (without the need for stockholder action) may thereafter take such appropriate action as may be necessary to reduce the authorized shares of Series Preferred accordingly.

(f)            No Preemptive Rights.  Stockholders shall have no preemptive rights except as granted by the Corporation pursuant to written agreements.

3.          Post-Effective Time Preferred Stock.

(a)           After the Effective Time, shares of Preferred Stock may be issued from time to time in one or more series, with each such series to consist of such number of shares and to have such terms as stated or expressed herein and in the resolution or resolutions providing for the issue of such series adopted by the Board of Directors as hereinafter provided.  Any shares of Preferred Stock which may be redeemed, purchased or acquired by the Corporation may be reissued except as otherwise provided by law or this Certificate of Incorporation.  Subject to the rights of the holders of any series of Preferred Stock pursuant to the terms of this Certificate of Incorporation or any resolution or resolutions providing for the issuance of such series of Preferred Stock adopted by the Board of Directors, the number of authorized shares of Preferred Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the stock of the Corporation entitled to vote, irrespective of the provisions of Section 242(b)(2) of the DGCL.

(b)           Authority is hereby expressly granted to the Board of Directors from time to time to issue the Preferred Stock in one or more series, and in connection with the creation of any such series, by resolution or resolutions providing for the issue of the shares thereof, to determine and fix such voting powers, full or limited, or no voting powers, and such designations, preferences and relative participating, optional or other special rights, and qualifications, limitations or restrictions thereof, including without limitation thereof, dividend rights, conversion rights, redemption privileges and liquidation preferences, as shall be stated and expressed in such resolutions, all to the full extent now or hereafter permitted by the DGCL.  Without limiting the generality of the foregoing, the resolutions providing for issuance of any series of Preferred Stock may provide that such series shall be superior or rank equally or be junior to the Preferred Stock of any other series to the extent permitted by law and this Certificate of Incorporation.  Notwithstanding the foregoing, without approval of holders of a majority of the shares of Series B Common Stock then outstanding, the Board of Directors is not authorized to fix voting powers for a series of Preferred Stock that provide that such shares of Preferred Stock vote together with the Common Stock or the Series B Common Stock on any matter or vote on (or have nominating rights with respect to) election of directors.

(c)           Except as otherwise required by law, holders of shares of Common Stock, as such, shall not be entitled to vote on any amendment to this Certificate of Incorporation (including any certificate of designations relating to any series of Preferred Stock) that relates solely to the terms of one or more outstanding series of Preferred Stock if the holders of such affected series are entitled, either separately or together with the holders of one or more other such series, to vote thereon pursuant to this Certificate of Incorporation (including any certificate of designations relating to any series of Preferred Stock) or pursuant to the DGCL, provided that such amendment does not provide that shares of the affected series of Preferred Stock vote together with the Common Stock or Series B Common Stock on any matter or vote on (or have nominating rights with respect to) election of directors.

ARTICLE V

A.         The liability of the directors for monetary damages shall be eliminated to the fullest extent under the Delaware General Corporation Law as in effect when such liability is determined.

B.         Any repeal or modification of this Article V shall only be prospective and shall not affect the rights under this Article V in effect at the time of the alleged occurrence of any action or omission to act giving rise to liability.

ARTICLE VI

A.         Indemnification. The Corporation shall indemnify each of its directors and officers to the maximum extent permitted from time to time by law, except as set forth in this Article, to the extent such person is or was a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he is or was a director or officer of the Corporation, or is or was serving at the request of the Corporation, as a director, officer, employee, trustee, partner, member or agent of, or in a similar capacity with, another corporation, partnership, joint venture, trust or other enterprise, including any employee benefit plan (all such persons being referred to hereafter as an “Indemnitee”), or by reason of any action alleged to have been taken or omitted in such capacity, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred (and not otherwise recovered) by Indemnitee or on Indemnitee’s behalf in connection with the investigation, preparation to defend or defense of such action, suit or proceeding and any appeal therefrom.

B.         Advance of Expenses. The Corporation shall, upon request, advance payment of expenses incurred by an Indemnitee in advance of the final disposition of any matter, to the extent such advance is permitted by applicable law.

C.         Insurance. The Corporation may purchase and maintain insurance on behalf of any person who is or was a director, officer, trustee, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, trustee, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against the person and incurred by the person in any such capacity, or arising out of his or her status as such, whether or not the Corporation would have the power or the obligation to indemnify such person against such liability under the provisions of this Article.

D.         Scope. The indemnification provided in this Article shall not be exclusive of other indemnification rights arising under any By-law, agreement, vote of directors or stockholders or otherwise and shall inure to the benefit of the heirs and legal representatives of such Indemnitee. Any Indemnitee seeking indemnification under this Article shall be deemed to have met the standard of conduct required for such indemnification unless the contrary shall be established.

E.         Repeal.  Any repeal or modification of the foregoing provisions of this Article shall not adversely affect any right or protection of a director or officer of the Corporation with respect to any acts or omissions of such director or officer occurring prior to such repeal or modification. Nothing in this Article shall require the Corporation to indemnify or advance expenses to any person seeking indemnification in connection with any action, suit or proceeding, or part thereof, initiated by or on behalf of such person unless, (1) the initiation thereof was approved by the Board of Directors or (2) the action, suit or proceeding relates to enforcement of the Corporation’s obligation under this Article VI.

ARTICLE VII

The business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors.  For the management of the business and for the conduct of the affairs of the Corporation, and in further definition, limitation and regulation of the powers of the Corporation, of its directors and of its stockholders or any class thereof, as the case may be, it is further provided that:

A.         Number of Directors.  The Board of Directors shall consist of at least one and not more than fifteen members, each of whom shall be a natural person.  The precise number of directors within the limitations specified in the preceding sentence shall be fixed from time to time pursuant to a resolution adopted by the Board of Directors.

B.         Directors; Election; Term of Office.

1.          Prior to the Effective Time.  Prior to the Effective Time, directors shall be elected at annual meetings of stockholders for terms expiring at the next annual meeting of stockholders.  Notwithstanding the foregoing, each director shall serve until his or her successor is duly elected and qualified or until his or her death, resignation or removal.

2.          After the Effective Time.

(a)           After the Effective Time, the directors shall be divided into three classes designated as Class I, Class II and Class III, respectively.  Upon the Effective Time, the Board of Directors shall assign the directors then in office into each of the three Classes.  At the first annual meeting of stockholders following the Effective Time, the term of office of the Class I directors shall expire, and Class I directors shall be elected for a full term of three years.  At the second annual meeting of stockholders following the Effective Time, the term of office of the Class II directors shall expire, and Class II directors shall be elected for a full term of three years.  At the third annual meeting of stockholders following the Effective Time, the term of office of the Class III directors shall expire, and Class III directors shall be elected for a full term of three years.  At each succeeding annual meeting of stockholders, directors shall be elected for a full term of three years to succeed the directors of the class whose terms expire at such annual meeting.  Notwithstanding the foregoing, each director shall serve until his successor is duly elected and qualified or until his death, resignation or removal.

(b)           After the Effective Time, in the event of any increase in the authorized number of directors, the newly created directorships resulting from such increase shall be apportioned by the Board of Directors among the three classes of directors.

3.          General.  No decrease in the number of directors constituting the Board of Directors shall shorten the term of any incumbent director.  Any election of directors by stockholders shall be determined by a plurality of the votes cast by the stockholders entitled to vote in the election.  The directors of the Corporation need not be elected by written ballot unless the By-laws of the Corporation so provide.

C.         Removal.  Subject to the preferences applicable to any series of Preferred Stock, the directors of the Corporation may be removed only for cause by the stockholders entitled to vote thereon.

D.         Vacancies.  Subject to the preferences applicable to any series of Preferred Stock, any vacancy in the Board of Directors, however occurring, and any newly created directorship resulting from an enlargement of the Board of Directors, shall be filled only by vote of a majority of the directors then in office, although less than a quorum, or by a sole remaining director.

E.         Stockholder Meetings; Nominations and Introduction of Business.  After the Effective Time, except as otherwise provided for or fixed by or pursuant to the provisions of this Certificate of Incorporation or any resolution or resolutions of the Board of Directors providing for the issuance of any series of Preferred Stock, any action required or permitted to be taken by the stockholders of the Corporation may be effected only at a duly called annual or special meeting of stockholders of the Corporation and may not be effected by any consent in writing by such stockholders.  Notwithstanding the foregoing, any separate series vote of the Series B Common Stock provided for in this Certificate of Incorporation may be effected by a consent in writing of the holders of Series B Common Stock.  Advance notice of stockholder nominations for election of directors and other business to be brought by stockholders before either an annual or special meeting of stockholders shall be given in the manner provided by the By-laws of the Corporation.  Special meetings of stockholders may be called at any time only by (1) the Chairman of the Board of Directors, (2) the Chief Executive Officer (or if there is no Chief Executive Officer, the President), or (3) the Board of Directors.  Any business transacted at any special meeting of stockholders shall be limited to the specific matters identified in the notice of meeting.

F.         By-law Amendments.  The Board of Directors is expressly empowered to adopt, amend or repeal the By-laws of the Corporation.  The stockholders shall also have power to adopt, amend or repeal the By-laws of the Corporation, provided that after the Effective Time, the affirmative vote of the holders of at least 80 percent of the voting power of the then outstanding voting stock of the Corporation, voting together as a single class, shall be required in order for the stockholders to adopt any additional By-law or amend or repeal any provision of the By-laws of the Corporation.

ARTICLE VIII

The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by statute and this Certificate of Incorporation, and all rights conferred upon stockholders herein are granted subject to this reservation.

ARTICLE IX

Except as otherwise provided in the By-laws of the Corporation, the stockholders of the Corporation and the Board of Directors may hold their meetings and have an office or offices outside of the State of Delaware and, subject to the provisions of the laws of said State, may keep the books of the Corporation outside of said State at such places as may, from time to time, be designated by the Board of Directors or by the By-Laws of the Corporation.

* * * *

IN WITNESS WHEREOF, IRONWOOD PHARMACEUTICALS, INC. has caused this Tenth Amended and Restated Certificate of Incorporation to be signed by its Chief Executive Officer in Cambridge, Massachusetts on this 13th day of July, 2009.

IRONWOOD PHARMACEUTICALS, INC.

By:	/s/ Peter M. Hecht
Peter M. Hecht
Chief Executive Officer